EXHIBIT 99.1

Federated National Holding Company Reports Second Quarter 2013 Net Income of $0.32 Per Share, 113% Increase in Written Business and Other Results of Operations

SUNRISE, Fla., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Federated National Holding Company (Nasdaq:FNHC) (the "Company) a Florida-based provider of insurance, today reported results for the quarter ended June 30, 2013 (see attached tables).

Highlights (as measured against same three month period last year) include:

  113% increase in gross premiums written
  78% increase in earnings per share; 97% increase in year to date earnings per share
  68% increase in revenue
  66% increase in net premiums earned
  59% increase in homeowners' policy count to approximately 84,000

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said "Key performance metrics in the second quarter continued to improve. We experienced tremendous growth in written premiums, revenue and earned premium. We continued to build our policy base while maintaining our stringent underwriting criteria. Our policy count, which increased 59% year over year, grew an additional 7% in July to approximately 90,000. The profitability of the policies we are writing has given us the flexibility to make investments designed to expand the business model into other lines and states. We continue to believe that maintaining a lean operating structure is critical to delivering shareholder value; hence we are pleased to announce that we have maintained our operating costs as a percentage of revenue at 40% despite our rapid growth. Through our actions, we believe we have set the stage for sustainable financial results over the long term."

Second Quarter 2013 Financial Review

  For the three months ended June 30, 2013, the Company reported net income of $2.5 million, or $0.32 per share on 8.02 million average undiluted and $0.31 per share on 8.27 million average diluted shares outstanding, compared with net income of $1.4 million, or $0.18 per share on 7.95 million average undiluted and 7.99 million average diluted shares outstanding in the same three-month period last year.

  For the six months ended June 30, 2013, the Company reported net income of $4.9 million, or $0.61 per share on 8.00 million average undiluted and $0.60 per share on 8.21 million average diluted shares outstanding, compared with net income of $2.5 million, or $0.31 per share on 7.95 million average undiluted and 7.98 million average diluted shares outstanding in the same six-month period last year.

  Gross premiums written increased $37.2 million, or 112.6%, to $70.3 million for the three months ended June 30, 2013, compared with $33.1 million for the same three-month period last year. Homeowners' gross premiums written increased $34.3 million, or 121.5%, to $62.6 million for the three months ended June 30, 2012, compared with $28.3 million for the same three-month period last year.

  Gross premiums written increased $51.8 million, or 80.5%, to $116.1 million for the six months ended June 30, 2013, compared with $64.3 million for the same six-month period last year. Homeowners' gross premiums written increased $46.9 million, or 84.7%, to $102.3 million for the six months ended June 30, 2013, compared with $55.4 million for the same six-month period last year.

  Unearned premiums increased $45.2 million, or 76.6%, to $104.2 million as of June 30, 2013, compared with $59.0 million as of December 31, 2012.

  Net premiums earned increased $9.7 million, or 66.3%, to $24.4 million for the three months ended June 30, 2013, compared with $14.7 million for the same three-month period last year. Net premiums earned increased $15.7 million, or 57.1%, to $43.2 million for the six months ended June 30, 2013, compared with $27.5 million for the same six-month period last year.

  Total revenues increased $11.4 million, or 67.5%, to $28.2 million for the three months ended June 30, 2013, compared with $16.8 million for the same three-month period last year. Total revenues increased $18.5 million, or 58.6%, to $50.0 million for the six months ended June 30, 2013, as compared with $31.6 million for the same six-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, August 8, 2013. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(877) 303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; risks related to the nature of the Company's business; the adequacy of its liability for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; changes in loss trends; court decisions and trends in litigation, ability to obtain regulatory approval applications for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2013	2012	2013	2012
Gross premiums written	$70,307,278	$33,070,806	$116,133,698	$64,345,385
Gross premiums ceded	(25,409,376)	(11,726,548)	(28,243,969)	(13,584,881)

Net premiums written	44,897,902	21,344,258	87,889,729	50,760,504

Increase (decrease) in prepaid reinsurance premiums	10,465,365	268,960	552,137	(9,580,889)
Increase in unearned premiums	(30,931,666)	(6,919,649)	(45,217,987)	(13,668,171)
Net change in prepaid reinsurance premiums and unearned premiums	(20,466,301)	(6,650,689)	(44,665,850)	(23,249,060)

Net premiums earned	24,431,601	14,693,569	43,223,879	27,511,444
Commission income	844,245	395,635	1,351,340	701,076
Finance revenue	197,731	126,882	343,076	241,166
Managing general agent fees	1,007,000	561,392	1,696,390	1,094,864
Net investment income	788,368	935,452	1,582,314	1,896,496
Net realized investment gains (losses)	886,584	(218,410)	1,700,007	(228,491)
Other income	20,347	328,757	152,063	349,177

Total revenue	28,175,876	16,823,277	50,049,069	31,565,732

Expenses:
Loss and loss adjustment expenses	12,819,371	7,135,841	22,147,030	12,864,029
Operating and underwriting expenses	3,926,607	2,371,119	6,653,838	4,781,830
Salaries and wages	2,333,413	1,995,261	4,666,402	4,206,019
Policy acquisition costs, net of amortization	5,041,519	2,981,106	8,794,251	5,729,208

Total expenses	24,120,910	14,483,327	42,261,521	27,581,086

Income before provision for income tax expense	4,054,966	2,339,950	7,787,548	3,984,646
Provision for income tax expense	1,510,891	917,724	2,908,304	1,490,675
Net income	$2,544,075	$1,422,226	$4,879,244	$2,493,971
Basic net income per share	$0.32	$0.18	$0.61	$0.31
Fully diluted net income per share	$0.31	$0.18	$0.60	$0.31

Weighted average number of common shares outstanding	8,019,887	7,947,252	8,001,513	7,946,820

Weighted average number of common shares outstanding (assuming dilution)	8,273,974	7,993,763	8,210,792	7,979,084
Dividends paid per share	$0.03	$ ----	$0.05	$ ----

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	6/30/2013	12/31/2012
Total Cash and Investments	$193,297,467	$151,237,429
Total Assets	$237,468,840	$185,887,693
Unpaid Loss and Loss Adjustment Expense	$48,884,488	$49,907,759
Total Liabilities	$168,324,724	$119,983,192
Total Shareholders' Equity	$69,144,116	$65,904,501
Common Stock Outstanding	8,054,297	7,979,488
Book Value Per Share	$8.58	$8.26

Premium Breakout
	3 Months Ending		6 Months Ending
Line of Business	6/30/2013	6/30/2012	6/30/2013	6/30/2012
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$62,634	$28,283	$102,277	$55,369
Commercial General Liability	2,736	2,533	5,420	4,953
Federal Flood	1,821	1,452	3,095	2,531
Automobile	3,116	803	5,342	1,492

Gross Premiums Written	$70,307	$33,071	$116,134	$64,345

Loss Ratios
	3 Months Ending		6 Months Ending
Line of Business	6/30/2013	6/30/2012	6/30/2013	6/30/2012
All Lines	52.47%	48.56%	51.24%	46.76%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company